Crystal Rock Holdings, Inc. Announces Financial Results for Periods Ended July 31, 2012

WATERTOWN, CT -- (Marketwire - September 14, 2012) - Crystal Rock Holdings, Inc. (NYSE Amex: CRVP) announced its financial results for the three and nine month periods ended July 31, 2012. These results will be filed on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the three months ended July 31, 2012, the Company's third fiscal quarter, were $18.5 million compared to $18.3 million in the same quarter of 2011, an increase of 1%. Gross profit increased 2%, for the third quarter 2012 to $10.0 million from $9.8 million in the same quarter a year earlier. Gross profit as a percentage of sales for the third quarter increased to 54% in 2012 from 53% in 2011. Income from operations in the three months ended July 31, 2012 was $1.5 million, a $23% decrease from $2.0 million in the same period of 2011. Net income for the quarter ended July 31, 2012 was $595,000 compared to net income of $1,018,000 in the quarter ended July 31, 2011, a 42% decrease.

Total sales for the nine months ending July 31, 2012 increased slightly to $53.3 million compared to $53.1 million in the corresponding period in 2011. For the nine months ended July 31, 2012, gross profit decreased 1%, to $27.4 million from $27.7 million for the comparable period in 2011. As a percentage of sales, gross profit was 52% in the first nine months of 2012 and 2011. Income from operations decreased 28%, to $2.7 million for the first nine months of 2012 from $3.7 million for the same period in 2011. Net income was $635,000 for the nine months ended July 31, 2012 compared to $1,384,000 for the comparable period last year.

"We're experiencing modest sales growth as we balance current business operations against investment in our future," stated Peter Baker, C.E.O. of Crystal Rock Holdings, Inc. "We continue to cement a foundation that modernizes and enhances our sales channels, team personnel and systems infrastructure -- all of which is designed to provide increased customer value and a better customer experience."

Crystal Rock Holdings, Inc. (NYSE Amex: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water, coffee, office supplies and other home and office refreshment products throughout the Northeast. The company is the largest independent home and office distributor of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and roasts and packages coffee under its Cool Beans® brand. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. With a new identity and the tagline, "Little Things Matter(SM)," Crystal Rock continues to set high standards in the home and office refreshment industry through technical innovation, a commitment to the environment, and the integration of its family roots into relationships with employees and customers. More information is available at crystalrock.com.

                         CRYSTAL ROCK HOLDINGS, INC.
                            Results of Operations

                                         (Unaudited)         (Unaudited)
                                      Nine Months Ended: Three Months Ended:
                                     ------------------- -------------------
                                      July 31,  July 31,  July 31,  July 31,
                                        2012      2011      2012      2011
                                     --------- --------- --------- ---------
(000's $)

Sales                                $  53,258 $  53,103 $  18,463 $  18,315

Income from operations               $   2,684 $   3,719 $   1,525 $   1,989

Net Income                           $     635 $   1,384 $     595 $   1,018

Basic net earnings per share         $    0.03 $    0.06 $    0.03 $    0.05
Diluted net earnings per share       $    0.03 $    0.06 $    0.03 $    0.05

Basic Wgt. Avg. Shares Out. (000's)     21,388    21,389    21,386    21,389
Diluted Wgt Avg. Shares Out. (000's)    21,388    21,389    21,386    21,389

Note: This press release contains a forward-looking statement about increasing expenditures for training and systems development to facilitate future growth. However, such a commitment does not assure increased sales and profitability. Moreover, as a result of pricing and costs, sales growth may not result in increased profitability. We operate in a marketplace with competitors who are much larger and better capitalized than we are. System implementation may not be a success. In addition, increased personnel may not be effective. To the extent that we try to grow that business by acquisitions, as we have in the past, we may experience difficulties integrating the acquired businesses or assets, or we may fail to realize synergistic savings that we had hoped to realize. In our Form 10-K Annual Report for the Fiscal Year ended October 31, 2011, the reader is directed to the section entitled "Products" and the discussion related to our Office Products line as well as the "Risk Factors" section where there is more information about this and other topics, including "Competition."

Contact:
Peter Baker
CEO
860-945-0661 Ext. 3001

Bruce MacDonald
CFO
802-658-9112 Ext.15